EXHIBIT 5.1






                                January 10, 2005

American Oil & Gas, Inc.
1050 17th Street, Suite 1850
Denver, Colorado  80265

Ladies and Gentlemen:

     We have acted as counsel for American Oil & Gas, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), concerning the registration of 3,163,200 shares of the Company's $.001 par value common stock (the "Common Stock"), plus an indeterminate number of additional shares of Common Stock that may be issued as a result of stock splits, dividends and combinations, including (a) 2,500,000 shares issuable upon exercise of options (the "Option Shares") that may be granted under the Company's 2004 Stock Option Plan (the "Plan"), (b) 500,000 shares (the "Restricted Shares") issued under the Employment Agreement between the Company and Andrew P. Calerich dated July 15, 2003 (the "Employment Agreement"), and (b) 163,200 shares issuable upon exercise of a warrant (the "Warrant Shares", together with the Option Shares and the Restricted Shares, the "Shares") granted under the Stock Warrant Agreement between the Company and David W. Willson dated March 26, 2004 (the "Warrant Agreement").

     In connection with this opinion, we have examined certificates, agreements, documents and papers, and we have made inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

     Subject to the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that:

     1. The Option Shares and Warrant Shares, when issued, delivered and paid for (with the consideration received by the Company being not less than the par value thereof) in accordance with any plan and/or agreement applicable to these shares, will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

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     2. The Restricted Shares have been validly issued and are fully paid and non-assessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

     This opinion is to be used solely for the purpose of the registration of the Shares and may not be used for any other purpose.

                                         Very truly yours,

                                         /s/ Patton Boggs LLP

                                         PATTON BOGGS LLP